Exhibit 99.1

Expedia Group Reports First Quarter 2019 Results
BELLEVUE, WA – May 2, 2019 – Expedia Group, Inc. (NASDAQ: EXPE) announced financial results today for the first quarter ended March 31, 2019.
Key Highlights

•	Gross bookings increased 8% and revenue increased 4% year-over-year. Excluding the impact of foreign exchange, gross bookings increased 11% and revenue increased 7% year-over-year.(1)

•	Expedia Group's net loss improved 25% and Adjusted EBITDA grew 42% year-over-year.

•	Total stayed lodging room nights increased 9% year-over-year.

•	Expedia Group exceeded 1.1 million properties available on its core lodging platform as of March 31, 2019, including approximately 460,000 integrated Vrbo listings.

•	In April, Expedia Group agreed to acquire Liberty Expedia Holdings, Inc. in an all-stock transaction. As a result of the transaction Expedia Group expects to retire approximately 3.1 million shares.
Financial Summary & Operating Metrics ($ millions except per share amounts)

	Expedia Group (excluding trivago)(2)			Expedia Group, Inc.
Metric	Q1 2019	Q1 2018	Δ Y/Y	Q1 2019	Q1 2018	Δ Y/Y
Room night growth	9%	15%	(605) bps	9%	15%	(605) bps
Gross bookings	$29,409	$27,196	8%	$29,409	$27,196	8%
Revenue	2,457	2,311	6%	2,609	2,508	4%
Operating loss	(146)	(129)	(14)%	(131)	(165)	21%
Net loss attributable to Expedia Group				(103)	(137)	25%
Diluted loss per share				$(0.69)	$(0.91)	23%
Adjusted EBITDA(1)	152	152	—%	176	124	42%
Adjusted net income (loss)(1)	(52)	(54)	4%	(40)	(69)	42%
Adjusted EPS(1)	$(0.35)	$(0.36)	1%	$(0.27)	$(0.46)	41%
Free cash flow(1)				1,875	1,484	26%

(1) "Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income (loss)," "Adjusted EPS," "Free cash flow" and revenue excluding the impact of foreign exchange are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 12-17 herein for an explanation and reconciliations of non-GAAP measures used throughout this release. Expedia Group does not calculate or report net income by segment.
(2) trivago is a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group.
Please refer to the "Glossary of Business Terms," located in the Quarterly Results section on Expedia Group’s investor relations website, for business and financial statement definitions used throughout this release.

Discussion of Results
The results for Expedia Group, Inc. ("Expedia Group" or "the Company") include Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, Expedia Local Expert®, CarRentals.com™, Expedia® CruiseShipCenters®, Classic Vacations®, Traveldoo®, VacationRentals.com and SilverRail™, including the related international points of sale for all brands. All amounts shown are in U.S. dollars.

In the first quarter of 2019, Expedia Group renamed the HomeAway segment Vrbo.

Gross Bookings & Revenue
Gross Bookings and Revenue by Segment ($ millions)

	Gross Bookings			Revenue
	First Quarter			First Quarter
	2019	2018	Δ%	2019	2018	Δ%
Core OTA	$23,029	$21,171	9%	$2,037	$1,926	6%
Vrbo	4,163	3,947	5%	267	234	14%
Egencia	2,217	2,078	7%	153	151	2%
Expedia Group (excluding trivago)	$29,409	$27,196	8%	$2,457	$2,311	6%
trivago	—	—	—%	237	319	(26)%
Intercompany eliminations	—	—	—%	(85)	(122)	30%
Total	$29,409	$27,196	8%	$2,609	$2,508	4%

Note: Some numbers may not add due to rounding.
For the first quarter of 2019, total gross bookings increased 8% (including 3 percentage points of negative foreign exchange impact), driven primarily by growth in Expedia Partner Solutions and Brand Expedia. Domestic gross bookings increased 11% and international gross bookings increased 4% (including 6 percentage points of negative foreign exchange impact).
For the first quarter of 2019, total revenue increased 4% (including 3 percentage points of negative foreign exchange impact). Excluding trivago, total revenue increased 6% (including 3 percentage points of negative foreign exchange impact), driven primarily by growth in Expedia Partner Solutions, Brand Expedia and Vrbo. Domestic revenue increased 9% and international revenue decreased 2% (including 6 percentage points of negative foreign exchange impact). Excluding trivago, international revenue increased 2% (including 6 percentage points of negative foreign exchange impact).

Product & Services Detail
As a percentage of total worldwide revenue in the first quarter of 2019, lodging accounted for 66%, advertising and media accounted for 10%, air accounted for 10% and all other revenues accounted for the remaining 14%.
Lodging revenue increased 7% in the first quarter of 2019 on a 9% increase in room nights stayed driven by growth at Expedia Partner Solutions, Hotels.com and Brand Expedia, partly offset by a 2% decrease in revenue per room night, due to the negative impact of foreign exchange.
Air revenue increased 3% in the first quarter of 2019 on an 11% increase in air tickets sold driven by growth at Expedia Partner Solutions and Brand Expedia, partly offset by a 7% decrease in revenue per ticket, which was driven by a shift in product mix and reclassification of certain partner fees to other revenue, as well as a negative impact from foreign exchange.
Advertising and media revenue decreased 6% (including 4 percentage points of negative foreign currency impact) due to declines at trivago which were partly offset by strong growth at Expedia Group Media Solutions. Other revenue in the first quarter of 2019 was flat compared to the prior year.

Costs and Expenses ($ millions)

	Costs and Expenses			As a % of Revenue
	First Quarter			First Quarter
	2019	2018	Δ%	2019	2018	Δ (bps)
Generally Accepted Accounting Principles (GAAP) Expenses - Expedia Group
Cost of revenue	$513	$487	5%	19.7%	19.4%	25
Selling and marketing	1,535	1,516	1%	58.8%	60.4%	(163)
Technology and content	429	396	9%	16.5%	15.8%	68
General and administrative	191	199	(4)%	7.3%	7.9%	(61)
Total GAAP costs and expenses	$2,668	$2,598	3%	102.3%	103.6%	(130)

Adjusted Expenses - Expedia Group
Cost of revenue*	$487	$458	6%	18.7%	18.2%	43
Selling and marketing*	1,510	1,494	1%	57.9%	59.6%	(170)
Technology and content	278	262	6%	10.7%	10.4%	22
General and administrative*	161	167	(4)%	6.2%	6.7%	(51)
Total adjusted costs and expenses	$2,436	$2,381	2%	93.4%	94.9%	(155)

Adjusted Expenses - Expedia Group (excluding trivago)**
Cost of revenue*	$485	$456	7%	19.7%	19.7%	5
Selling and marketing*	1,411	1,302	8%	57.4%	56.4%	108
Technology and content	261	245	7%	10.6%	10.6%	4
General and administrative*	151	153	(2)%	6.1%	6.6%	(51)
Total adjusted costs and expenses excluding trivago	$2,308	$2,156	7%	94.0%	93.3%	66
*Adjusted expenses are non-GAAP measures. See pages 12-17 herein for a description and reconciliation to the corresponding GAAP measures.
**Expedia Group (excluding trivago) figures exclude both trivago costs and expenses and trivago revenue when calculating 'As a % of Revenue.'
Note: Some numbers may not add due to rounding.
Cost of Revenue

•
For the first quarter of 2019, total GAAP and adjusted cost of revenue increased 5% and 6%, respectively, compared to the first quarter of 2018, primarily due to an increase in customer operations expenses, primarily at Expedia Partner Solutions and Egencia, as well as an increase in cloud expense. Cloud expense in cost of revenue was $32 million during the first quarter of 2019 compared to $23 million in the first quarter of 2018.

Selling and Marketing

•
For the first quarter of 2019, both total GAAP and adjusted selling and marketing expense increased 1% compared to the first quarter of 2018, primarily due to a $22 million increase in direct costs partly offset by a decrease in indirect costs. Indirect costs represented 18% of total GAAP selling and marketing costs and 16% of total adjusted selling and marketing expense in the first quarter of 2019 compared to 18% and 17%, respectively, in the first quarter of 2018.

•
Adjusted selling and marketing expense excluding trivago increased 8% in the first quarter of 2019 reflecting higher direct costs at Vrbo, Expedia Partner Solutions and Brand Expedia. The increase was partly offset by a decline in indirect selling and marketing costs.

Technology and Content

•
For the first quarter of 2019, total GAAP and adjusted technology and content expense increased 9% and 6%, respectively, compared to the first quarter of 2018, primarily due to investments in our ecommerce platform and products. The growth in GAAP technology and content expense includes an increase in depreciation and amortization of technology assets, which is excluded from adjusted expenses. Cloud expense in technology and content expense was $13 million during the first quarter of 2019, consistent with the first quarter of 2018.
General and Administrative

•
For the first quarter of 2019, both total GAAP and adjusted general and administrative expense decreased 4% compared to the first quarter of 2018, primarily driven by declines at trivago, as well as lower people costs.

Net Loss Attributable to Expedia Group and Adjusted EBITDA*
Adjusted EBITDA by Segment ($ millions)

	First Quarter
	2019	2018	Δ%
Core OTA	$344	$323	6%
Vrbo	(40)	(21)	(85)%
Egencia	29	27	9%
Unallocated overhead costs	(181)	(177)	(3)%
Expedia Group (excluding trivago)	$152	$152	—%
trivago(1)	24	(28)	NM
Total Adjusted EBITDA	$176	$124	42%

Net loss attributable to Expedia Group(2)	$(103)	$(137)	25%
(1) trivago is a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group (2) Expedia Group does not calculate or report net income (loss) by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 12-17 herein for a description and reconciliation to the corresponding GAAP measure.
Note: Some numbers may not add due to rounding.
Amortization of Intangible Assets
Consolidated amortization of intangible assets decreased $20 million to $52 million in the first quarter of 2019, due to the completion of amortization related to certain intangible assets.
Restructuring and Related Reorganization Charges
In connection with the centralization and migration of certain operational functions and systems, we recognized $10 million in restructuring and related reorganization charges related to severance and benefits during the three months ended March 31, 2019.
Interest and Other
Consolidated interest income in the first quarter of 2019 was consistent with the first quarter of 2018 at $11 million due to higher rates of return offsetting lower invested balances. Consolidated interest expense decreased $10 million in the first quarter of 2019, compared to the first quarter of 2018, due to the repayment of $500 million of senior unsecured notes in August 2018.
Consolidated other, net was a gain of $20 million in the first quarter of 2019, compared to a gain of $36 million in the first quarter of 2018. The gains in the first quarter of 2019 and the first quarter of 2018 were both primarily due to mark-to-market gains on minority equity investments. In addition, in the first quarter of 2019, other, net included a $12 million gain related to the release of a non-operating liability previously recorded in connection with an acquisition, which was deemed not probable of payment.
Income Taxes
The effective GAAP tax rate was 29% for the first quarter of 2019, compared to 12% in the first quarter of 2018. The increase in the effective tax rate is primarily due to a lower foreign rate differential and an increase in excess tax benefits related to stock-based compensation. The effective tax rate on pretax adjusted net loss was 7% for the first quarter of 2019, compared to 13% for the first quarter of 2018 as certain foreign losses, for which Expedia Group does not record a tax benefit, accounted for a larger portion of adjusted net loss.

Balance Sheet, Cash Flows and Capitalization
Cash, cash equivalents, restricted cash and short-term investments totaled $4.6 billion at March 31, 2019. For the three months ended March 31, 2019, consolidated net cash provided by operating activities was $2.1 billion and consolidated free cash flow totaled $1.9 billion. Both measures include $2.0 billion from net changes in operating assets and liabilities, primarily driven by an increase in deferred merchant bookings. Free cash flow increased $391 million in the first quarter of 2019 compared to the prior year period, primarily due to an increase in net cash provided by operating activities related to changes in working capital and higher adjusted EBITDA partly offset by increased capital expenditures related to our Seattle headquarters.

Long-term investments and other assets includes our minority investments in Despegar.com, Corp. ("Despegar"), which is recorded at a fair value of $143 million as of March 31, 2019, and our investment in Traveloka Holding Limited. We account for minority equity investments with readily determinable fair values, such as our investment in Despegar, at fair value with changes in fair value recorded through net income. Equity investments without readily determinable fair values are adjusted for impairments and observable price changes.
Long-term debt, net of applicable discounts, debt issuance costs and current maturities, totaled $3.7 billion at March 31, 2019. As of March 31, 2019, Expedia Group had a $2.0 billion unsecured revolving credit facility, which was essentially untapped.
At March 31, 2019, Expedia Group had stock-based awards outstanding representing approximately 21 million shares of Expedia Group common stock, consisting of options to purchase approximately 16 million common shares with a $101.79 weighted average exercise price and weighted average remaining life of 4.2 years, and approximately 5 million restricted stock units (“RSUs”). Beginning in 2019, RSUs became Expedia Group's primary form of stock-based compensation.
As of March 31, 2019, there were approximately 12.2 million shares remaining under an April 2018 repurchase authorization.
On March 27, 2019, Expedia Group paid a quarterly dividend of $47 million ($0.32 per common share). In addition, on May 1, 2019, the Executive Committee of Expedia Group’s Board of Directors declared a quarterly cash dividend of $0.32 per share of outstanding common stock to be paid to stockholders of record as of the close of business on May 23, 2019, with a payment date of June 13, 2019. Based on current shares outstanding, the total payment for this quarterly dividend is estimated to be approximately $48 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia Group’s Board of Directors.

Recent Highlights
Expedia Group, Inc.

•
In April, Expedia Group agreed to acquire Liberty Expedia Holdings, Inc. in an all-stock transaction. As a result of the transaction Expedia Group will simplify and improve its corporate and governance structure and expects to retire approximately 3.1 million shares.

•
Expedia Group exceeded 1.1 million properties available on its core lodging platform as of March 31, 2019, including approximately 460,000 integrated Vrbo listings. Vrbo now offers over 1.9 million online bookable listings.

•	Fitch Ratings upgraded Expedia Group’s credit to "BBB" from "BBB-" following Expedia Group's announcement of the agreement to acquire Liberty Expedia Holdings, Inc.

Core OTA

•
Expedia Group and Marriott International signed a new, expanded multi-year partnership with mutually beneficial economic terms. The agreement continues the companies’ long-standing distribution arrangement as well as expands Expedia Group’s role related to Vacations by Marriott, adds Marriott inventory to Hotwire and leverages Expedia Group’s technology capabilities for an innovative distribution arrangement expected to launch in the fourth quarter.

•	Brand Expedia recorded triple digit mobile app room night growth in the first quarter in Japan driven by locally relevant Golden Week initiatives.

•	Hotels.com agreed to a new partnership with CTBC Bank in Taiwan. CTBC Bank LINE Pay Co-Branded Card customers can earn LINE Points on Hotels.com stays through the end of 2019.

•
Expedia Partner Solutions released a new version of their versatile API, Rapid. Rapid Version 2.2 includes a Recommendations API allowing partners to offer real-time, hotel-based recommendations based on Expedia Partner Solutions machine learning, among other features.

•
Expedia Partner Solutions commenced an exclusive agreement with Air Europa. Air Europa has integrated with Expedia Partner Solutions’ template Hotels.com for Partners to offer competitive flight and hotel packages for their travelers.

•	CarRentals.com added cross-sell to display hotel choices from Brand Expedia, employing Brand Expedia attach technology to improve its offering to customers.

•	Expedia Group Media Solutions and Brand USA’s Sound Travels campaign won The Drum Marketing Award for Best Leisure and Travel Marketing campaign

•	Royal Caribbean International awarded Expedia Group its 2018 President’s Award for Overall Achievement.

Vrbo

•
In March, Vrbo introduced a new logo that is inspired by travel and changed the pronunciation to “ver-boh.” In celebration of the brand’s new look and pronunciation, Vrbo introduced a new integrated marketing campaign that includes both TV and digital advertising in the U.S. The HomeAway segment is now known as Vrbo.

•
Vrbo introduced Trip Boards and a refreshed Vrbo app. Trip Boards make it easier for families and friends to plan and travel together and the app now supports push notifications and a new virtual assistant that can answer commonly asked questions about a listing.

•	Vrbo now offers over 1.2 million instantly bookable listings and grew stayed property nights 8% in the first quarter.

trivago

•	trivago continued to grow its alternative accommodation inventory and now has more than 1.8 million alternative accommodation properties listed.

•	trivago is now live on Google Hotel Ads in over 50 markets.

Egencia

•	Egencia introduced Hotel Conversations, a business travel industry first, enabling direct two-way conversations between business travelers and hoteliers.

•
The newly released Egencia Air and Hotel packages offering helps companies leverage the capabilities of Expedia Group and its relationship with hoteliers to save money and give business travelers access to more top-rated hotels after they book their flight.

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three months ended March 31,
	2019	2018

Revenue	$2,609	$2,508
Costs and expenses:
Cost of revenue (1) (2)	513	487
Selling and marketing (1) (2)	1,535	1,516
Technology and content (1) (2)	429	396
General and administrative (1) (2)	191	199
Amortization of intangible assets	52	72
Legal reserves, occupancy tax and other	10	3
Restructuring and related reorganization charges	10	—
Operating loss	(131)	(165)
Other income (expense):
Interest income	11	11
Interest expense	(41)	(51)
Other, net	20	36
Total other expense, net	(10)	(4)
Loss before income taxes	(141)	(169)
Provision for income taxes	41	20
Net loss	(100)	(149)
Net (income) loss attributable to non-controlling interests	(3)	12
Net loss attributable to Expedia Group, Inc.	$(103)	$(137)

Loss per share attributable to Expedia Group, Inc. available to common stockholders:
Basic	$(0.69)	$(0.91)
Diluted	(0.69)	(0.91)
Shares used in computing loss per share (000's):
Basic	147,882	151,817
Diluted	147,882	151,817
_________

(1) Includes stock-based compensation as follows:
Cost of revenue	$3	$2
Selling and marketing	11	11
Technology and content	19	15
General and administrative	23	22

(2) Includes depreciation as follows:
Cost of revenue	$23	$27
Selling and marketing	14	11
Technology and content	132	119
General and administrative	7	10

EXPEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares which are reflected in thousands and par value)

	March 31, 2019	December 31, 2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,708	$2,443
Restricted cash and cash equivalents	447	259
Short-term investments	466	28
Accounts receivable, net of allowance of $40 and $34	2,617	2,151
Income taxes receivable	146	24
Prepaid expenses and other current assets	318	292
Total current assets	7,702	5,197
Property and equipment, net	1,828	1,877
Operating lease right-of-use assets	537	—
Long-term investments and other assets	804	778
Deferred income taxes	47	69
Intangible assets, net	1,936	1,992
Goodwill	8,109	8,120
TOTAL ASSETS	$20,963	$18,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,736	$1,699
Accounts payable, other	1,033	788
Deferred merchant bookings	6,612	4,327
Deferred revenue	533	364
Income taxes payable	25	74
Accrued expenses and other current liabilities	787	808
Total current liabilities	10,726	8,060
Long-term debt, excluding current maturities	3,704	3,717
Deferred income taxes	66	69
Operating lease liabilities	472	—
Other long-term liabilities	332	506
Commitments and contingencies
Redeemable non-controlling interests	29	30
Stockholders’ equity:
Common stock $.0001 par value	—	—
Authorized shares: 1,600,000
Shares issued: 233,294 and 231,493; Shares outstanding: 135,938 and 134,334
Class B common stock $.0001 par value	—	—
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	9,694	9,549
Treasury stock - Common stock, at cost	(5,767)	(5,742)
Shares: 97,356 and 97,159
Retained earnings	373	517
Accumulated other comprehensive income (loss)	(217)	(220)
Total Expedia Group, Inc. stockholders’ equity	4,083	4,104
Non-redeemable non-controlling interests	1,551	1,547
Total stockholders’ equity	5,634	5,651
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,963	$18,033

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three months ended March 31,
	2019	2018
Operating activities:
Net loss	$(100)	$(149)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	176	167
Amortization of stock-based compensation	56	50
Amortization and impairment of intangible assets	52	72
Deferred income taxes	17	88
Foreign exchange (gain) loss on cash, restricted cash and short-term investments, net	5	(5)
Realized gain on foreign currency forwards	(7)	(8)
Gain on minority equity investments, net	(22)	(37)
Other	(7)	(3)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(468)	(345)
Prepaid expenses and other assets	(23)	(57)
Accounts payable, merchant	39	(127)
Accounts payable, other, accrued expenses and other liabilities	146	38
Tax payable/receivable, net	(169)	(178)
Deferred merchant bookings	2,285	2,027
Deferred revenue	169	143
Net cash provided by operating activities	2,149	1,676
Investing activities:
Capital expenditures, including internal-use software and website development	(274)	(192)
Purchases of investments	(438)	(867)
Sales and maturities of investments	—	317
Other, net	6	14
Net cash used in investing activities	(706)	(728)
Financing activities:
Purchases of treasury stock	(25)	(202)
Payment of dividends to stockholders	(47)	(46)
Proceeds from exercise of equity awards and employee stock purchase plan	91	20
Other, net	2	(8)
Net cash provided by (used in) financing activities	21	(236)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(11)	17
Net increase in cash, cash equivalents and restricted cash and cash equivalents	1,453	729
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	2,705	2,917
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$4,158	$3,646
Supplemental cash flow information
Cash paid for interest	$71	$86
Income tax payments, net	105	67

Expedia Group, Inc.
Trended Metrics
(All figures in millions)

The supplemental metrics below are intended to supplement the financial statements in this release and in our filings with the SEC, and do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. The definition, methodology and appropriateness of any of our supplemental metrics are subject to removal and/or change, and such changes could be material. In the event of any discrepancy between any supplemental metric and our historical financial statements, you should rely on the information filed with the SEC and the financial statements in our most recent earnings release.

	2017			2018				2019	Y / Y
	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Growth
Gross bookings by segment
Core OTA	$18,954	$18,456	$16,182	$21,171	$21,011	$20,217	$17,921	$23,029	9%
Vrbo	2,123	2,013	1,913	3,947	2,814	2,496	2,192	4,163	5%
Egencia	1,761	1,728	1,670	2,078	2,073	1,963	1,844	2,217	7%
Total	$22,838	$22,197	$19,766	$27,196	$25,898	$24,676	$21,957	$29,409	8%

Gross bookings by geography
Domestic	$14,730	$13,540	$11,800	$16,582	$16,213	$15,232	$13,362	$18,363	11%
International	8,108	8,657	7,966	10,614	9,685	9,444	8,595	11,046	4%
Total	$22,838	$22,197	$19,766	$27,196	$25,898	$24,676	$21,957	$29,409	8%

Gross bookings by business model
Agency	$11,168	$10,392	$9,493	$12,445	$12,290	$11,442	$10,688	$13,727	10%
Merchant	9,546	9,792	8,360	10,803	10,794	10,739	9,077	11,519	7%
Vrbo	2,123	2,013	1,913	3,947	2,814	2,496	2,192	4,163	5%
Total	$22,838	$22,197	$19,766	$27,196	$25,898	$24,676	$21,957	$29,409	8%

Revenue by segment
Core OTA	$2,009	$2,314	$1,857	$1,926	$2,253	$2,527	$2,054	$2,037	6%
Vrbo	224	305	193	234	297	410	230	267	14%
Egencia	135	126	137	151	156	139	155	153	2%
Expedia Group (excluding trivago)	$2,368	$2,745	$2,187	$2,311	$2,706	$3,076	$2,439	$2,457	6%
trivago	328	338	215	319	280	295	190	237	(26)%
Intercompany eliminations	(110)	(117)	(83)	(122)	(106)	(95)	(70)	(85)	30%
Total	$2,586	$2,966	$2,319	$2,508	$2,880	$3,276	$2,559	$2,609	4%

Revenue by geography
Domestic	$1,459	$1,578	$1,255	$1,351	$1,632	$1,792	$1,426	$1,476	9%
International	1,127	1,388	1,065	1,157	1,248	1,484	1,133	1,133	(2)%
Total	$2,586	$2,966	$2,319	$2,508	$2,880	$3,276	$2,559	$2,609	4%

Revenue by business model
Agency	$684	$803	$629	$658	$777	$876	$699	$686	4%
Merchant	1,376	1,559	1,283	1,334	1,532	1,688	1,396	1,392	4%
Advertising & media	302	299	214	282	274	302	233	264	(6)%
Vrbo	224	305	193	234	297	410	230	267	14%
Total	$2,586	$2,966	$2,319	$2,508	$2,880	$3,276	$2,559	$2,609	4%

Adjusted EBITDA by segment
Core OTA	$486	$734	$534	$323	$561	$837	$584	$344	6%
Vrbo	39	126	31	(21)	78	209	22	(40)	(85)%
Egencia	28	20	19	27	30	19	31	29	9%
Unallocated overhead costs	(162)	(163)	(173)	(177)	(186)	(184)	(199)	(181)	(3)%
Expedia Group (excluding trivago)	$391	$717	$411	$152	$483	$881	$438	$152	—%
trivago	2	(8)	(9)	(28)	(20)	31	33	24	NM
Total	$393	$709	$402	$124	$463	$912	$471	$176	42%

Net income (loss) attributable to Expedia Group	$57	$352	$55	$(137)	$1	$525	$17	$(103)	25%

Expedia Group, Inc.
Trended Metrics
(All figures in millions)

	2017			2018				2019
	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Worldwide lodging (merchant, agency & Vrbo)
Room nights	79.9	93.5	74.8	73.9	89.6	105.3	82.8	80.8
Room night growth	21%	16%	15%	15%	12%	13%	11%	9%
Domestic room night growth	17%	12%	10%	10%	8%	9%	9%	8%
International room night growth	26%	22%	21%	21%	17%	16%	12%	11%
ADR growth	2%	4%	4%	7%	6%	4%	2%	(1)%
Revenue per night growth	(4)%	(1)%	(4)%	—%	2%	(1)%	(1)%	(2)%
Lodging revenue	$1,744	$2,102	$1,606	$1,612	$1,992	$2,347	$1,761	$1,725
Revenue growth	16%	15%	11%	15%	14%	12%	10%	7%

Worldwide air (merchant & agency)
Tickets sold growth	2%	4%	3%	1%	6%	4%	10%	11%
Airfare growth	1%	(2)%	1%	3%	1%	4%	2%	(1)%
Revenue per ticket growth	4%	(10)%	(3)%	10%	4%	6%	7%	(7)%
Air revenue	$202	$189	$176	$242	$223	$209	$207	$248
Revenue growth	6%	(7)%	—%	11%	10%	11%	18%	3%

Notes:

•	Advertising & Media Revenue includes 3rd party revenue from trivago. All trivago revenue is classified as international.

•
During the first quarter of 2018, we updated our allocations methodology and recast the historical domestic and international revenue and Adjusted EBITDA by segment information presented to be on a comparable basis.

•	Some numbers may not add due to rounding. All percentages above and throughout this release are calculated on precise, unrounded numbers

Notes & Definitions:
Gross Bookings: Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.
Core OTA: The Core Online Travel Agencies ("Core OTA") segment provides a full range of travel and advertising services to our worldwide customers through a variety of brands including: Brand Expedia, Hotels.com, Expedia Partner Solutions, Orbitz, Travelocity, Wotif, lastminute.com.au, ebookers, CheapTickets, Hotwire, Classic Vacations, Expedia Group Media Solutions, CarRentals.com, Expedia Local Expert, Expedia CruiseShipCenters, SilverRail and ALICE.
trivago: The trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
Vrbo: The Vrbo segment operates an online marketplace for the alternative accommodations industry and includes the Vrbo and HomeAway brands, among others.
Egencia: The Egencia segment provides managed travel services to corporate customers worldwide.
Corporate: Includes unallocated corporate expenses.
Lodging metrics: Reported on a stayed basis and includes both merchant and agency model hotel and alternative accommodation stays.
Room Nights: Room nights represent stayed hotel room nights for our Core OTA and Egencia reportable segments and property nights for our Vrbo reportable segment. Hotel room nights are reported on a stayed basis and include both merchant and agency hotel stays. Property nights are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.
Worldwide Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures
Expedia Group reports Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash. We urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis and Legal Proceedings sections, as well as the notes to the financial statements, included in the Company's annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016 and the definition for Adjusted Net Income (Loss) was revised in the fourth quarters of 2010, 2011, 2012 and 2017. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.

Adjusted EBITDA is defined as net income (loss) attributable to Expedia Group adjusted for:
(1) net income (loss) attributable to non-controlling interests;
(2) provision for income taxes;
(3) total other expenses, net;
(4) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;
(5) acquisition-related impacts, including
(i) amortization of intangible assets and goodwill and intangible asset impairment,

(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(6) certain other items, including restructuring;
(7) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(8) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(9) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income (Loss) generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income (loss) attributable to Expedia Group plus the following items, net of tax (which excludes the impact of significant changes resulting from tax legislation such as the Tax Cuts and Jobs Act):
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including;
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment;
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements;
(iii) upfront consideration paid to settle employee compensation plans of the acquiree; and
(iv) gains (losses) recognized on non-controlling investment basis adjustments when we acquire or lose controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash;
(4) Since adoption of new accounting guidance in the first quarter of 2018, the changes in fair value of equity investments (other than those accounted for under the equity method and those that are consolidated);
(5) certain other items, including restructuring charges;
(6) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(7) discontinued operations;
(8) the non-controlling interest impact of the aforementioned adjustment items; and
(9) unrealized gains (losses) on revenue hedging activities that are included in other, net.
We believe Adjusted Net Income (Loss) is useful to investors because it represents Expedia Group's combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by adjusted weighted average shares outstanding, which include dilution from options per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia Group's consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income (Loss) and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. We added additional detail for the capital expenditures associated with building our new headquarters facility in Seattle, Washington. We believe separating out capital expenditures for this discrete project is important to provide additional transparency to investors related to operating versus project-related capital expenditures. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards as well as depreciation expense. Expedia Group excludes stock-based compensation and depreciation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. Exclusion of depreciation expense also allows the year-over-year comparison of expenses on a basis that is consistent with the year-over-year comparison of Adjusted EBITDA. There are certain limitations in using financial measures that do not take into account stock-based compensation and depreciation expense, including the fact that stock-based compensation is a recurring expense and a valued part of employees' compensation and depreciation expense is also a recurring expense and is a direct result of previous capital investment decisions made by management. Therefore, it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation and depreciation expense by line item.

Expedia Group, Inc. (excluding trivago) In order to provide increased transparency on the transaction-based component of the business, Expedia Group is reporting results both in total and excluding trivago.

In addition, we evaluate certain operating and financial measures, including revenue growth, on both an as-reported and excluding the impact of foreign exchange, FX neutral, basis. FX neutral results are among the primary metrics by which management evaluates the performance of the business and management believes that investors should have access to the same set of tools that management uses to analyze our results. We estimate FX neutral revenue growth by (i) excluding the FX impacts resulting from the time period between a transaction's booking date and revenue recognition date for both the current and prior year periods, and (ii) converting our current-year period results for transactions recorded in currencies other than U.S. Dollars using the corresponding prior-year period exchange rates rather than the current-year period exchange rates.

Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization) by Segment(1)

	Three months ended March 31, 2019
	Core OTA	trivago	Vrbo	Egencia	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$249	$21	$(63)	$16	$(354)	$(131)
Realized gain (loss) on revenue hedges	3	—	—	—	—	3
Restructuring and related reorganization charges	—	—	—	—	10	10
Legal reserves, occupancy tax and other	—	—	—	—	10	10
Stock-based compensation	—	—	—	—	56	56
Amortization of intangible assets	—	—	—	—	52	52
Depreciation	92	3	23	13	45	176
Adjusted EBITDA(1)	$344	$24	$(40)	$29	$(181)	$176

	Three months ended March 31, 2018
	Core OTA	trivago	Vrbo	Egencia	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$243	$(31)	$(35)	$16	$(358)	$(165)
Realized gain (loss) on revenue hedges	(3)	—	—	—	—	(3)
Legal reserves, occupancy tax and other	—	—	—	—	3	3
Stock-based compensation	—	—	—	—	50	50
Amortization of intangible assets	—	—	—	—	72	72
Depreciation	83	3	14	11	56	167
Adjusted EBITDA(1)	$323	$(28)	$(21)	$27	$(177)	$124
(1) Adjusted EBITDA for our Core OTA and Egencia segments includes allocations of certain expenses, primarily cost of revenue and facilities. Our Core OTA segment includes the total costs of our global supply organizations and Core OTA and Vrbo include the realized foreign currency gains or losses related to the forward contracts hedging a component of our net merchant lodging revenue. We base the allocations primarily on transaction volumes and other usage metrics. We do not allocate certain shared expenses such as accounting, human resources, information technology and legal to our reportable segments. We include these expenses in Corporate and Eliminations. Our allocation methodology is periodically evaluated and may change.

Operating Loss excluding trivago

	Three months ended March 31,
	2019	2018
	(In millions)
Operating loss	$(131)	$(165)
Less: trivago operating income (loss)(1)	15	(36)
Operating loss excluding trivago	$(146)	$(129)
(1) Included within trivago's standalone operating income (loss) is trivago's stock-based compensation and intangible amortization, both of which are excluded from our segment performance measure, Adjusted EBITDA, and allocated to Corporate & Eliminations in the Adjusted EBITDA by Segment table above. For the three months ended March 31, 2019 and 2018, trivago's standalone stock-based compensation was $6 million for both periods. For the three months ended March 31, 2019 and 2018, trivago's standalone intangible amortization was less than $1 million for both periods.

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended March 31,
	2019	2018
	(In millions)
Net loss attributable to Expedia Group, Inc.	$(103)	$(137)
Net income (loss) attributable to non-controlling interests	3	(12)
Provision for income taxes	(41)	(20)
Total other expense, net	10	4
Operating loss	(131)	(165)
Gain (loss) on revenue hedges related to revenue recognized	3	(3)
Restructuring and related reorganization charges	10	—
Legal reserves, occupancy tax and other	10	3
Stock-based compensation	56	50
Amortization of intangible assets	52	72
Depreciation	176	167
Adjusted EBITDA	$176	$124

Adjusted Net Income & Adjusted EPS

	Three months ended March 31,
	2019	2018
	(In millions, except share and per share data)
Net loss attributable to Expedia Group, Inc.	$(103)	$(137)
Amortization of intangible assets	52	72
Stock-based compensation	56	50
Legal reserves, occupancy tax and other	10	3
Restructuring and related reorganization charges	10	—
Unrealized (gain) loss on revenue hedges	10	(7)
Gain on minority equity investments, net	(22)	(37)
Release of a non-operating liability	(12)	—
Provision for income taxes	(39)	(9)
Non-controlling interests	(2)	(4)
Adjusted net loss attributable to Expedia Group, Inc.	(40)	(69)
Less: Adjusted net income (loss) attributable to trivago	12	(15)
Adjusted net loss excluding trivago	$(52)	$(54)

GAAP weighted average shares outstanding (000's)(1)	147,882	151,817
Additional dilutive securities (000's)	—	—
Adjusted weighted average shares outstanding (000's)	147,882	151,817

GAAP loss per share	$(0.69)	$(0.91)

Adjusted loss per share	$(0.27)	$(0.46)
Less: trivago adjusted earnings (loss) per share	0.08	(0.10)
Adjusted loss per share excluding trivago	$(0.35)	$(0.36)
(1) In periods for which we have an Adjusted net loss (i.e. three months ended March 31, 2019 and 2018), GAAP basic weighted average shares outstanding and GAAP basic loss per share is presented. In periods for which we have Adjusted net income, the GAAP diluted average shares and diluted earnings (loss) per share is presented.

Free Cash Flow

	Three months ended March 31,
	2019	2018
	(In millions)
Net cash provided by operating activities	$2,149	$1,676

Headquarters capital expenditures	(79)	(32)
Non-headquarters capital expenditures	(195)	(160)
Less: Total capital expenditures	(274)	(192)

Free cash flow	$1,875	$1,484

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended March 31,
	2019	2018
	(In millions)
Cost of revenue	$513	$487
Less: stock-based compensation	3	2
Less: depreciation	23	27
Adjusted cost of revenue	$487	$458
Less: trivago cost of revenue(1)	2	2
Adjusted cost of revenue excluding trivago	$485	$456

Selling and marketing expense	$1,535	$1,516
Less: stock-based compensation	11	11
Less: depreciation	14	11
Adjusted selling and marketing expense	$1,510	$1,494
Less: trivago selling and marketing expense(1)(2)	99	192
Adjusted selling and marketing expense excluding trivago	$1,411	$1,302

Technology and content expense	$429	$396
Less: stock-based compensation	19	15
Less: depreciation	132	119
Adjusted technology and content expense	$278	$262
Less: trivago technology and content expense(1)	17	17
Adjusted technology and content expense excluding trivago	$261	$245

General and administrative expense	$191	$199
Less: stock-based compensation	23	22
Less: depreciation	7	10
Adjusted general and administrative expense	$161	$167
Less: trivago general and administrative expense(1)	10	14
Adjusted general and administrative expense excluding trivago	$151	$153
 Note: Some numbers may not add due to rounding.
(1) trivago amount presented without stock-based compensation and depreciation as those are included with the consolidated totals above.
(2) Selling and marketing expense adjusted to add back Core OTA spend on trivago eliminated in consolidation.

Conference Call
Expedia Group, Inc. will webcast a conference call to discuss first quarter 2019 financial results and certain forward-looking information on Thursday, May 2, 2019 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via ir.expediagroup.com. Expedia Group expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. These forward-looking statements are based on assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “believe,” “estimate,” “expect” and “will,” or the negative of these terms or other similar expressions, among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia Group, Inc.’s business. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings, as well as in the section entitled “Risk Factors” in the Registration Statement on Form S-4 (Registration No. 333-231164) filed by Expedia Group with the SEC on May 1, 2019, which are available on our investor relations website at ir.expediagroup.com and on the SEC website at www.sec.gov. All information provided in this release is as of May 2, 2019. Undue reliance should not be placed on forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
About Expedia Group
Expedia Group is the world's travel platform. We help knock down the barriers to travel, making it easier, more enjoyable, more attainable and more accessible. We are here to bring the world within reach for customers and partners around the globe. We leverage our platform and technology capabilities across an extensive portfolio of businesses and brands to orchestrate the movement of people and the delivery of travel experiences on both a local and global basis. Our family of travel brands includes: Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, Expedia Local Expert®, CarRentals.com™, Expedia® CruiseShipCenters®, Classic Vacations®, Traveldoo®, VacationRentals.com and SilverRail™.
© 2019 Expedia, Inc. All rights reserved. Trademarks and logos are the property of their respective owners. CST: 2029030-50

Contacts
Investor Relations                    Communications
ir@expediagroup.com                    press@expediagroup.com